Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aether Systems, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-91369, 333-52220 and 333-52222) on Form S-8 and the registration statements (Nos. 333-48898, 333-64264, and 333-74428) on Form S-3 of Aether Systems, Inc. of our reports dated March 15, 2005 relating to the consolidated balance sheets of Aether Systems, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004.

/s/ KPMG LLP

Baltimore, Maryland
March 15, 2005